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Exhibit 11

ALLIN CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

                 (Dollars in thousands, except per share data)
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

                                                                    Three Months   Three Months
                                                                        Ended         Ended
                                                                       March 31,     March 31,
                                                                         2000          2001
                                                                   -------------    ------------
Net income (loss)                                                  $      19       $    (997)

Dividends and accretion on preferred stock                               153             161
                                                                   ----------      ----------

Net loss attributable to common shareholders                       $    (134)      $  (1,158)
                                                                   ==========      ==========

Net loss per common share - basic and diluted                      $   (0.02)      $   (0.17)
                                                                   ==========      ==========

Weighted average common shares outstanding -
        basic and diluted                                           6,002,520       6,963,388
                                                                   ==========      ==========


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